Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the United Stationers Inc. 2004 Long-Term Incentive Plan (As amended May 10, 2006) of our reports dated March 3, 2006, with respect to the consolidated financial statements and schedule of United Stationers Inc., United Stationers Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of United Stationers Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois May 10, 2006